Exhibit 10.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PAINCARE HOLDINGS, INC.,

PAINCARE ACQUISITION COMPANY X, INC.,

REW MERGER CORP.

AND

ROBERT E. WRIGHT, M.D.

AND

KENNETH M. ALO, M.D.

EXECUTION DATE: APRIL 29, 2004.

i

v

TABLE OF CONTENTS

			Page

13.	RESCISSION		47

	13.1	The Rescission	47

	13.2	Return to Status Quo	48

	13.3	Additional Covenants	48

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into effective the 29th day of April, 2004 (the “Execution Date”) by and among PAINCARE HOLDINGS, INC., a Florida corporation (“PainCare”), PAINCARE ACQUISITION COMPANY X, INC., a Florida corporation (“Subsidiary”), in which PainCare and the Subsidiary are sometimes referred to herein as the “Acquiring Companies”, and REW MERGER CORP., a Colorado corporation formerly known as Denver Pain Management, P.C. (the “Company”), and ROBERT E WRIGHT, M.D., an individual (“Dr. Wright”), and KENNETH M. ALO, M.D., an individual (“Dr. Alo”) .

RECITALS

A. The Company owns all the non-medical assets used in the operation of DENVER PAIN MANAGEMENT, P.C., (the “PC”) which operates a medical practice (hereinafter sometimes called the “Business”) at 7447 E. Berry Avenue, Ste. 150, Greenwood Village, Colorado 80111 (hereinafter sometimes called the “Center”) and Dr. Wright and Dr. Alo are licensed medical providers in the State of Colorado and own all of the issued and outstanding shares of stock in the Company (the “Company Shares”) and the PC (the “PC Shares”);

B. PainCare is in the business of acquiring the non-medical assets of medical practices and entering into management services agreements with practices entities associated with the acquired practice;

C. PainCare desires to enter into this Agreement in order for the Subsidiary, which is a wholly-owned subsidiary of PainCare, to acquire the assets of the Company;

D. Immediately prior to closing, Dr. Wright will (i) sell sixty-seven percent (67%) of his company shares to the Wright Nongrantor Trust (U/D/T 2004), an Irrevocable Nongrantor Trust (the “Dr. Wright Trust”), and (ii) assign his remaining company shares to “R. E. Wright FLP,” a Nevada Limited Partnership (the “Dr. Wright Partnership”).

E. Immediately prior to the Closing, Dr. Alo will (i) sell sixty-seven percent (67%) of his Company Shares to the “Alo Nongrantor Trust,” an Irrevocable Non-Grantor Trust (the “Dr. Alo Trust”), and (ii) assign his remaining Company Shares to Delta KMA Two, FLP, a Nevada limited partnership (the “Dr. Alo Partnership”).

F. Hereinafter Dr. Wright, the Dr. Wright Trust, the Dr. Wright Partnership, Dr. Alo, the Dr. Alo Trust and the Dr. Alo Partnership will collectively sometimes be referred to herein as the “Shareholder” and sometimes Dr. Wright, the Dr. Wright Trust, the Dr. Wright Partnership, Dr. Alo, the Dr. Alo Trust, the Dr. Alo Partnership, and the Company will collectively sometimes be referred to herein as the “Shareholder” or sometimes the “Sellers.” PainCare, the Subsidiary, and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

G. In connection with this acquisition, PainCare desires to have Subsidiary enter into a management services agreement with the PC, in which the management services agreement is the significant inducement for the Subsidiary to acquire the assets of the Company;

H. All of the Parties hereto desire to enter into this Agreement to effectuate the Merger, as hereinafter defined, of the Company with and into Subsidiary pursuant to the terms and conditions of this Agreement; and

I. It is the intention of the Parties for the Merger contemplated herein to qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

NOW, THEREFORE, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

2. TRANSACTION.

2.1 Transaction. Upon the terms and subject to the conditions hereof and in accordance with the provisions of the Colorado Corporation Code (the “Colorado Act”) and the Florida Business Corporation Act (the “Florida Act”), the Company shall be merged with and into Subsidiary (the “Merger”) and the separate existence of the Company shall thereupon cease, and Subsidiary, as the surviving corporation (the “Surviving Corporation”), shall continue to exist under and be governed by the Florida Act (the “Transaction”).

2.2 Effect of the Merger. At and after the Statutory Merger Time, as defined in Section 2.3 below, the effect of the Merger shall, in all legal respects, be as provided in the Colorado Act and the Florida Act. From and after the Statutory Merger Time, the Surviving Corporation shall continue to be a Florida corporation.

2.3 Filing of Certificates of Merger. The Merger shall be legally effected by the filing at the time of the Closing or as soon as practicable thereafter, of the Articles of Merger (the “Articles of Merger”), substantially in the form of Exhibit 2.3 attached hereto, with the Secretary of the State of Florida and the Secretary of the State of Colorado in accordance with the provisions of the Florida Act and the Colorado Act, respectively (hereinafter the “Statutory Merger Time”). The Parties shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

2.4 Articles of Incorporation. As of the Statutory Merger Time, the articles of incorporation of Subsidiary, as in effect immediately prior to the Statutory Merger Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.5 Bylaws. As of the Statutory Merger Time, the bylaws of Subsidiary, as in effect immediately prior to the Statutory Merger Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

2.6 Directors and Officers. As of the Statutory Merger Time, the directors and officers of Subsidiary immediately prior to the Statutory Merger Time shall be the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The Company shall cause to be delivered to Subsidiary the written resignation of all of the directors and officers of the Company, which resignations shall be unconditional and effective as of the Closing Date (as defined in Section 6 below).

2.7 Tax Consequences. It is intended by the Parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

2.8 Additional Actions. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger; or (b) otherwise to carry out the purposes of this Agreement, then the Shareholder shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Shareholder and the Company to take any and all such actions.

2.9 No Dissenters’ Rights. As a result of the unanimous approval of the transactions contemplated herein by the Shareholder; neither the Shareholder, nor any other party, is entitled to dissenters’ rights under the laws of the State of Colorado or the State of Florida.

2.10 Surrender of Certificates.

(a) Company’s Shares. At the Closing (or, the Extended Time, as the case may be), the Shareholder shall be required to surrender to Subsidiary the original stock certificates evidencing two hundred (200) shares of stock issued and outstanding, which immediately prior to the Closing Date represented all of the Company Shares (the “Certificate”) (together with all stock powers duly endorsed to Subsidiary). Until so surrendered, each Certificate which immediately prior to the Closing Date represented the Company Shares (other than Company Shares held in the Company treasury) shall upon and after the Closing Date (or, the Extended Time, as the case may be) by virtue of the Merger be deemed for all purposes to represent and evidence only the right to receive the Merger Consideration, as hereinafter defined, as provided in this Agreement. As of the Closing Date, the stock transfer books of the Company shall be closed and no transfer of the Company Shares shall be made at any time thereafter.

(b) Dividends. No dividends or other distributions declared or made with respect to the PainCare Shares with a record date after the Closing will be paid to the holder of any unsurrendered Certificate with respect to the PainCare Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole PainCare Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Closing payable with respect to such whole PainCare Shares.

2.11 Medical and Non-Medical Assets. Those assets of the Company which require a medical license to own or utilize, such as medical records and any pharmaceutical supplies set forth in Section 2.11(a) of the Disclosure Schedule (the “Medical Assets”), shall not become the possession of Subsidiary pursuant to the Merger. The PC shall own all of the Medical Assets, as of the Statutory Merger Time. Those assets of the Company which do not require a medical license to own or utilize, such cash, fixed assets, accounts receivable, etc. set forth in Section 2.11(b) of the Disclosure Schedule (the “Non-Medical Assets”) which comprise all of the Non-Medical Assets of its predecessor company, Denver Pain Management, P.C., shall become the property and possession of Subsidiary pursuant to the Merger.

2.12 Conversion of Shares. Each share of capital stock of Subsidiary issued and outstanding immediately prior to the Closing shall continue to represent one (1) validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation after the Merger. By virtue of the Merger and without any action on the part of the Shareholder the Company Shares shall be converted into the Merger Consideration. The PainCare Shares to be received by the Shareholder as part of the Merger Consideration shall be subject to restrictions of the sale, transfer or distribution thereof as set forth in Section 4.36.

2.13 Shareholder Consent and Release. The Shareholder hereby consents to the Transaction and approves the execution and delivery of this Agreement and the transactions contemplated hereby. Effective on the Closing Date, the Shareholder hereby releases the Company from any and all claims he may, could or will have, whether arising before or after the Closing Date, against the Company as a result of the Shareholder having served as a stockholder, director, officer, employee, agent, or in any other capacity of the Company; provided, however, such release shall not operate to release the Company (or the Surviving Corporation as successor to the Company) from (i) Shareholder’s rights (whether arising under the Company’s By-Laws or by statute) to indemnification, or (ii) the obligation to make the distributions of pre-Closing Date income as permitted under this Agreement, or (iii) claims, if any, arising from Shareholder serving as a guarantor or joint-obligor with respect to those certain obligations of the Company as identified in Section 2.13 of the Disclosure Schedule.

2.14 Registration.

(a) PainCare hereby represents to the Shareholder that it is obligated pursuant to those certain Registration Rights Agreements (the “Registration Rights Agreements”) dated December February 27, 2004, and March 22, 3004 among PainCare and Laurus Master Fund, Ltd., to file a Form S-3 Registration Statement (the “Registration Statement”) with the SEC no later than April 30, 2004. PainCare hereby agrees that it will include in the Registration Statement for purposes of registration in accordance with the provisions contained in the

Registration Rights Agreement and the Registration Statement all of the PainCare Shares that will or may be issued to the Shareholder as part of the Closing Consideration and the Intended Installment Payments (hereinafter the “Registrable Shares”). If, for whatever reason, such Registration Statement does not become effective with the SEC or if PainCare is required by the SEC to remove the Registrable Shares from the Registration Statement then, in such event, the following provisions dealing with registration rights shall apply.

(b) Subject to Section 2.14(a) above, if within the three (3) year period commencing on the Execution Date PainCare proposes for any reason to register the PainCare Shares under the Securities Act other than a registration in connection with an exchange offer (Form S-4) or filed in connection with an employee stock option or other benefit plan (Form S-8, or any substitute form that may be adopted by the Commission), PainCare shall promptly give written notice to the Shareholder of its intention to so register the PainCare Shares and, upon written request by the Shareholder, given within twenty (20) days after delivery of any such notice by PainCare, to include in such registration PainCare Shares held by the Shareholder (which request shall specify the number of PainCare Shares proposed to be included in such registration), PainCare shall attempt to cause all such PainCare Shares to be included in such registration on the same terms and conditions as the securities otherwise being included in such registration; provided however, that if the managing underwriters advise PainCare that the inclusion of the PainCare Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the PainCare Shares proposed to be registered by PainCare, then if such registration is in part an underwritten primary or secondary registration on behalf of PainCare, PainCare shall include in such registration the PainCare Shares requested to be included in such registration, pro rata from among the holders of any and all PainCare shares to be registered pursuant to such registration according to the number of shares proposed by each holder to be included. In the event PainCare determines not to pursue, or to withdraw, a registration as to which it has given notice pursuant to this section, the Shareholder shall have no further rights hereunder with respect to such proposed registration. Notwithstanding any other provision of this Section to the contrary, PainCare shall not be required to include any of the PainCare Shares in a registration statement relating to an underwritten offering of PainCare’s securities unless the Shareholder accepts the terms of the underwriting as agreed upon between PainCare and the underwriters selected by it, including, without limitation, any Underwriter’s Cutback and/or Lockup, and the Shareholder agrees to promptly execute and/or deliver such documents in connection with such registration as PainCare or the managing underwriter may reasonably request.

(c) The Shareholder may exercise his rights under Section 2.14(b) above on an unlimited number of occasions. PainCare shall pay all Registration Expenses (as defined below) of any registration effected under this Section, except that in the event of withdrawal by the Shareholder, the Shareholder shall pay (or reimburse PainCare for) the amount of registration, filing or listing fees relating to his PainCare Shares included in the registration and shall pay the fees of PainCare’s counsel associated with such withdrawal, unless such withdrawal is due to the Shareholder obtaining material adverse information that was not known by him at the time he requested inclusion of his PainCare Shares in the registration.

(d) The Shareholder may not participate in any registration under this Section which is underwritten unless he agrees to sell such PainCare Shares on the basis provided in any underwriting agreement (with terms not inconsistent herewith and customary in underwriting agreements for secondary distributions) approved by PainCare, provided that the Shareholder shall not be required to make any representations or warranties to PainCare or the underwriters (other than representations and warranties regarding such Shareholder and such Shareholder’s intended method of distribution).

2.15 Shareholder’s Obligation to Furnish Information. PainCare may require Shareholder to furnish PainCare such information regarding the distribution of such securities as PainCare may from time to time reasonably request. If the failure by the Shareholder to furnish such information as expeditiously as possible would prevent (i) the registration statement relating to such registration from being declared effective by the Securities Exchange Commission, or (ii) members of the National Association of Securities Dealers, Inc. from participating in the distribution of the PainCare Shares proposed to be registered, PainCare may exclude the Shareholder’s PainCare Shares from such registration.

2.16 Suspension of Sales Pending Amendment to Prospectus.

(a) The Shareholder agrees that, upon receipt of any notice from PainCare of the happening of any event of that requires PainCare not to proceed with the registration, or if PainCare has decided not to proceed with the registration for any reason, the Shareholder shall forego the disposition of any PainCare Shares covered by the registration statement or prospectus until he is advised in writing by PainCare that the use of the applicable prospectus may be resumed and, if so directed by PainCare, the Shareholder shall deliver to PainCare (at PainCare’s expense, except as hereinafter provided) all copies, other than permanent file copies, then in Shareholder’s possession of any prospectus covering such PainCare Shares.

(b) The Shareholder agrees that he shall, as expeditiously as possible, notify PainCare at any time when a prospectus relating to a registration statement covering such Shareholder’s PainCare Shares is required to be delivered under the Securities Act, of the happening of any event which requires changes to be made in the registration statement or any related prospectus so that such registration statement or prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading as a result of any information provided by the Shareholder for inclusion in such prospectus included in such registration statement and, at the request of PainCare, as expeditiously as possible prepare and furnish to it such information as may be necessary so that, after incorporation into a supplement or amendment of such prospectus as thereafter delivered to the purchasers of such PainCare Shares, the information provided by such Shareholder shall not include an untrue statement of a material fact or a misstatement of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading and, in such event the expenses of delivery to PainCare of copies of any prospectus in the Shareholder’s possession shall be at the expense of the Shareholder.

2.17 Registration Expenses.

(a) All expenses incident to PainCare’s performance of or compliance with its obligations under this Section 2, including without limitation all (i) registration and filing fees, (ii) fees and expenses of compliance with securities laws, (iii) printing expenses, (iv) messenger and delivery expenses, (v) internal expenses, (vi) reasonable fees and disbursements of its counsel and its independent certified public accountants (including “comfort” letters), (vii) securities act liability insurance, (viii) reasonable fees and expenses of any special experts retained by PainCare in connection with the registration hereunder, and (ix) reasonable fees and expenses of other persons retained by PainCare (all such expenses being referred to herein as “Registration Expenses”) shall be borne by PainCare.

(b) Notwithstanding the foregoing, the following costs and expenses shall be excluded from the term “Registration Expenses”: (i) all underwriting discounts and commissions, (ii) all applicable transfer taxes, (iii) the fees and disbursements of any counsel retained by the Shareholder, and (iv) except as provided in Section 2.17(a), all other costs, fees, and expenses incurred by the Shareholder in connection with the exercise of his registration rights hereunder.

3. TRANSACTION CONSIDERATION.

3.1 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall consist of (i) the Closing Consideration (the “Closing Consideration”) as hereafter defined, and (ii) the Earnout Payment as determined under Section 3.4 below. Subject to the provisions set forth in Section 3.2 below, adjustment as provided in Section 3.3 below and subject to the rights of PainCare as set forth in Section 13 below, PainCare shall deliver the Closing Consideration to the Shareholder (in the amounts and denominations indicated in Section 3.2 below) at the times indicated below subject to the satisfaction of the Closing Conditions. Such Closing Consideration shall equal Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000), which shall be comprised of: (i) One Million Eight Hundred Seventy Five Thousand and 00/100 Dollars ($1,875,000) (the “Closing Cash”), plus (ii) Six Hundred Sixty Seven Thousand Two Hundred Sixty (667,260) PainCare Shares, valued at Two Dollars and 81/100 Cents ($2.81) per share and having an aggregate value of One Million Eight Hundred Seventy Five Thousand and 00/100 Dollars ($1,875,000)(the “Closing PainCare Shares”).

3.2 Payment of Closing Consideration.

The Closing Consideration shall be payable as follows:

(a) Subject to adjustment as provided in Section 3.3 below and subject to the rights of PainCare as set forth in Section 13 below, PainCare shall deliver the Closing Cash to the Shareholder on or before December 15, 2004; and

(b) Subject to adjustment as provided in Section 3.3 below and subject to the rights of PainCare as set forth in Section 13 below, PainCare shall deliver the Closing PainCare Shares to Arthur Graves, Esq., counsel for the Shareholder (“Mr. Graves”), in the denominations indicated in Disclosure Schedule 3.2(c). The certificates evidencing the Closing PainCare Shares shall bear the following legend:

“The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of this share certificate and the shareholdings represented hereby are subject to all of the terms, conditions and provisions of Section 13 of that certain Merger Agreement dated as of

April 29, 2004, by and among PainCare Holdings, Inc. and certain of its shareholders.”

Mr. Graves shall hold the Closing PainCare Shares, in trust, for the benefit of PainCare and the Shareholder until December 15, 2004 subject to the rights of adjustment as provided in Section 3.3 below and subject to the rights of PainCare as set forth in Section 13 below.

3.3 Closing Date Adjustments. The Closing Consideration shall be subject to adjustment as follows:

(a) Transaction Related Adjustments. The Closing Cash shall be reduced by the amount of any cash payments made by the Company or the Acquiring Companies with respect to any expenses paid on behalf of the Shareholder or the Company except as otherwise specifically allowed pursuant to this Agreement.

(b) Financial Statements. The Company has prepared financial statements consisting of (i) a balance sheet and statement of operations in accordance with the cash method of accounting as of and for the year ended December 31, 2003 (the “Annual Financial Statements”); and (ii) a balance sheet and statement of operations as of and for the quarters ended March 31, 2003 and 2004; (the “Interim Financial Statements”) all of which are included in Section 3.3(b) of the Disclosure Schedule. The Annual Financial Statements and Interim Financial Statements have been prepared in accordance with the cash method of accounting. The Annual Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) present fairly the financial condition of the Company as of such dates and the results of the operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

(c) Closing Date Balance Sheet. Within forty-five (45) days after the Closing Date, PainCare or its Affiliate will prepare and deliver to Drs. Wright and Alo a balance sheet of the Company as of the close of business on the Closing Date prepared in accordance with GAAP (the “Closing Date Balance Sheet”). Within ten (10) business days after PainCare’s delivery of the Closing Date Balance Sheet to Drs. Wright and Alo, Drs. Wright and Alo shall, in a written notice to PainCare, either accept or describe in reasonable detail any proposed adjustments to the Closing Date Balance Sheet and the reasons therefore, and shall include pertinent calculations. If Drs. Wright and Alo fail to deliver notice of acceptance or objection to the Closing Date Balance Sheet within such ten (10) business day period, the Shareholder shall be deemed to have accepted the Closing Date Balance Sheet. Except in the case of a dispute with respect to the Closing Date Balance Sheet, within ten (10) business days after delivery of the Closing Date Balance Sheet (the “Adjustment Payment Date”), the Shareholder shall pay the Other Net Equity Adjustment (as defined below) to PainCare. In the event that PainCare and Drs. Wright and Alo are not able to agree on the Closing Date Balance Sheet within thirty (30) days from and after the receipt by PainCare of any objections raised by Drs. Wright and Alo, then either Party shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Net Equity Adjustment shall be paid by the Shareholder to PainCare within ten (10) business days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision. Such accounting firm’s fees and expenses for such disputed determination shall be borne by the Party whose determination has been modified by such accounting firm’s report or by all Parties in proportion to the relative amount each Party’s determination has been modified. Any payments due under this Section 3.3 shall bear interest at eight percent (8%) per annum from the Adjustment Payment Date.

If the final Closing Date Balance Sheet reflects Cash of the Company that is less than One Hundred Thousand and 00/100 Dollars ($100,000) (the “Required Cash”), or Net Shareholder’s Equity (as defined below) of the Company that is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000)(“Agreed Net Equity”), then the Closing Cash shall be reduced and PainCare may keep dollar for dollar (the “Net Equity Adjustment”) by (i) an Amount equal to the Required Cash less Cash reflected on the Closing Date Balance Sheet, and (ii) the difference between (x) the Agreed Net Equity; and (y) the Net Shareholder’s Equity set forth in the Closing Date Balance Sheet. “Net Shareholder’s Equity” shall mean the book value of the Company’s tangible Non-Medical Assets plus its accounts receivable (less the Required Cash) net of all liabilities of the Company.

3.4 Earnout Payment.

(a) General. Subject to the condition that the Surviving Corporation achieves Formula Period Profits (as defined in Subsection (f) below) of at least One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) (the “Earnings Threshold”) in each of the three (3) successive twelve (12) month calendar periods beginning on the first of the first month immediately following the Closing Date unless the Closing occurs on the first day of a month in which case the first 12 month period shall begin on the Closing Date, (each such twelve (12) month calendar period shall be referred to herein as a “Formula Period”), then PainCare shall pay to the Shareholder a total amount of additional consideration of Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000) for the Formula Periods, payable in three equal annual installments of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000) (the “Intended Installment Payment”) in the form of consideration and subject to adjustment as provided in Section 3.4(d) below. The Shareholder hereby acknowledges and agrees that the Intended Installment Payments to be made by PainCare, if earned, are expressly subordinate to the rights and obligations to the Laurus Master Fund, Ltd. (‘Laurus”) as provided in those certain Securities Purchase Agreements, Security Agreements and Pledge Agreements between PainCare and Laurus dated February 27, 2004, and March 22, 2004. Payment of the Intended Installment Payment is secured by a pledge of Subsidiary’s stock pursuant to a Stock Pledge Agreement (the “PainCare Stock Pledge Agreement”).

(b) Security and Pledge Agreements. It is hereby acknowledged by the parties that the Surviving Corporation will likely only achieve the subject Earnings Threshold by virtue of the accrual and payment of that certain Management Fee as defined in that certain Management Services Agreement by and between the PC and the Surviving Corporation of even date herewith. In order to insure that that such Management Fee is paid as required by the PC, Dr Wright has agreed that certain personal assets will be pledged to secure such payment. To that end, the Surviving Corporation will enter into with Dr Wright a security and pledge agreement in the form attached hereto as Exhibit 3.4(b) (hereinafter, the “Wright Pledge Agreement”).

(c) Installment Payment Discount. Notwithstanding Section 3.4(a) or (b) above, if the Surviving Corporation fails to achieve the Earnings Threshold in a Formula Period, the amount of the Intended Installment Payment for such Formula Period shall be recalculated to equal the product of the Intended Installment Payment, multiplied by the Installment Payment Discount (as defined below) (the “Adjusted Installment Payment”). The “Adjusted Installment Payment” shall equal (i) the Formula Period Profits (as defined in Subsection (f) below) for such Formula Period divided by the Earnings Threshold; multiplied by: (ii) ninety percent (90%) if the Formula Period Profits are $1,200,000 or more but less than the Earnings Threshold; or (iii) seventy-five percent (75%) if the Formula Period Profits are $900,000 or more but less than $1,200,000; (iv) sixty percent (60%) if the Formula Period Profits are $500,000 or more but less than $900,000, or (v) no Installment Payment if the Formula Period Profits are less than $500,000.

(d) Installment Payment Premium. Notwithstanding Section 3.4(b), if (i) the Shareholder receives the Adjusted Installment Payment from PainCare in a Formula Period rather than the Intended Installment Payment as a result of the Formula Period Profits equaling less than the Earnings Threshold for such Formula Period, and (ii) the Subsidiary’s Formula Period Profits exceed the Earnings Threshold in the Formula Period immediately subsequent to the Formula Period for which the Installment Payment Discount corresponded, then PainCare shall pay to the Shareholder the Installment Payment Premium (as defined below). The “Installment Payment Premium” shall equal the product of (A) the Formula Period Profits for the Formula Period in which the Installment Payment Premium is calculated less the Earnings Threshold, multiplied by (B) Seventy-five percent (75%). The Installment Payment Premium shall be paid to the Shareholder in the same percentages, form and time as the Installment Payments (as defined in Subsection (d) below) are due for the Formula Period for which the Installment Payment Premium is calculated.

(e) Manner of Payment. Within sixty (60) days after the end of each Formula Period, PainCare or its Affiliate shall prepare and deliver to Drs. Wright and Alo a financial statement presenting the Formula Period Profits for the Surviving Corporation for the applicable Formula Period (the “Formula Period Profits Statement”). Ten (10) business days after delivery of the Formula Period Profits Statement, Drs. Wright and Alo shall in a written notice to PainCare either accept or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement and the reasons therefore, and shall include pertinent calculations. If Drs. Wright and Alo fails to deliver notice of acceptance or objection to the Formula Period Profits Statement within such ten (10) business day period, the Shareholder shall be deemed to have accepted the Formula Period Profits Statement. If Drs. Wright and Alo accepts or fails to object to the Formula Period Profits Statement within the ten (10) business day period set forth above, then within ninety (90) days after the end of the Formula Period, PainCare shall pay to the Shareholder the Intended Installment Payment or the Adjusted Installment Payment (each an “Installment Payment”, and collectively, the “Installment Payments”) along with any Installment Payment Premium owed in accordance with Subsection (c) above as follows: (i) fifty percent (50%) of the Installment Payment shall be made in cash via wiretransfer to a bank accounts designated by the Shareholder at least ten (10) business days prior to the end of the Formula Period; and (ii) fifty percent (50%) of the Installment Payment shall be made in PainCare Shares priced at Fair Market Value (as defined below) per one share of PainCare common stock for all Formula Periods. In the event PainCare and Drs. Wright and Alo are not able to agree on the Formula Period Profits Statement within thirty (30) days from and after the receipt by PainCare of any objections raised by Drs. Wright and Alo, PainCare and Drs. Wright and Alo shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Installment Payment shall be paid by PainCare to the Shareholder within fifteen (15) days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision. All Installment Payments earned will be paid equally to each Shareholder.

(f) Earnout Cap. Notwithstanding anything to the contrary in this Section 3, in no event whatsoever shall the aggregate amount of the Installment Payments paid to the Shareholder from PainCare in cash, in PainCare Shares or any other form of consideration exceed Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000).

(g) Definitions for Purposes of Section 3. For purposes of Section 3 of this Agreement:

(i) “Fair Market Value” shall mean the value of the PainCare Shares determined as follows:

(1) if the principal market for the PainCare Shares is a national securities exchange, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

(2) if the principal market for the PainCare Shares is not a national securities exchange, but the price of the PainCare Shares is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) actual closing price information is available with respect to the PainCare Shares, then the “Fair Market Value of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of such stock on the NASDAQ Stock Market; or (B) actual closing price information is not available with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the bid prices per share of such stock on the NASDAQ Stock Market; or

(3) if the principal market for the PainCare Shares is neither a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by PainCare; or

(4) if subsections (f)(i)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such day with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall be determined by an independent third party appraiser selected by PainCare. Within ten (10) days after the effective date of the appraiser’s appointment, the appraiser shall deliver an appraisal of the Fair Market

Value of the PainCare Shares, which shall be binding and conclusive on the Parties. The cost of any appraisal hereunder shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys’ fees; and

(5) with the understanding that notwithstanding the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.4(f)(1), (2), (3) or (4) above in no event shall the Fair Market Value of the PainCare Shares ever be less than Two and 50/00 Dollars ($2.50) per share.

(ii) “Formula Period Profits” shall mean the Surviving Corporation’s earnings before deductions for interest, taxes, depreciation and amortization (“EBITDA”) as calculated utilizing GAAP by PainCare’s independent certified public accountants for the applicable Formula Period where possible, and as calculated by PainCare for quarterly and less than quarterly data for such Formula Period. Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any costs or expenses related to: (i) the corporate overhead of PainCare or other administrative or similar charges that PainCare might impose upon the Subsidiary, except those charges for services provided directly to and for the benefit of the Subsidiary; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Subsidiary’s business, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill with respect to the Surviving Corporation in accordance with FASA 142), or unusual or infrequent items as such terms are defined pursuant to generally accepted accounting principles, (iii) any charge related to grants or exercises of options pursuant to the Independent Contractor Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to the Acquiring Companies that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement or any other separate writing referencing this Agreement from the Shareholder or its legal counsel which specifically references the applicable section and describes the excepted item in sufficient detail (hereinafter, collectively and individually the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4 to the Agreement.

4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Company has full power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists all of the officers and members of the Board of Directors of the Company, as of the date immediately preceding the Closing Date. The Company has made available to the Acquiring Companies correct and complete copies of the minute book, articles of incorporation and bylaws of the Company, as amended to date. Copies of the minute book (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and stock record books of the Company are correct and complete in all material respects and will have been delivered to PainCare prior to or at the Statutory Merger Time. The

Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

4.2 Capitalization. The entire authorized capital stock of the Company consists of Fifty Thousand (50,000) shares of common stock (the “Shares”), of which two hundred (200) Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable and are held of record by the Shareholder. The Shareholder has good title to the Company Shares free and clear of any and all liens, claims, security interests or other encumbrances of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, redemption rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no stockholders’ agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3 Authorization. The Company has full power and authority (including full corporate power and authority) and Drs. Wright and Alo on behalf of each Shareholder has all necessary authority to execute, bind each Shareholder and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Company has given the Shareholder any and all notice required to be given to the Shareholder under applicable law. This Agreement constitutes the valid and legally binding obligation of the Company and the Shareholder, enforceable in accordance with its terms and conditions.

4.4 Noncontravention. Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement by the Company or the Shareholder, nor the consummation of the transactions contemplated hereby will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or any other third party whatsoever, or court to which the Company or the Shareholder are subject, or any provision of the articles of incorporation or bylaws of the Company; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or the Shareholder are a party or by which either the Company or the Shareholder is bound or to which any of the Company’s assets are subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 4.4 of the Disclosure Schedule, the Shareholder and the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party whatsoever in order for the Parties to consummate the transactions contemplated by this Agreement.

4.5 Broker’s Fees. Except as disclosed in Section 4.5 of the Disclosure Schedule, the Shareholder has not entered into any broker or finder’s agreement for which he, the Company or

PainCare is required to pay any Liability or obligation to pay any fees, expenses, or commissions to any consultant, broker, finder, or agent.

4.6 Title to Assets. Section 4.6 of the Disclosure Schedule contains a complete, true and correct list of all of the assets of the Company. Except as to assets disposed of in the ordinary course of business subsequent to the date hereof and as otherwise contemplated by this Agreement, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Closing Date Balance Sheet or acquired after the date thereof, free and clear of all Security Interests. Except for the Medical Assets which are owned by PC, the assets set forth in Section 4.6, in conjunction with any assets which the Company leases, constitute all of the assets used by the Company in connection with its business as presently conducted and all assets necessary or appropriate for the continued operation of the Company’s business.

4.7 No Subsidiaries. The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other business association.

4.8 Financial Statements. Attached as Section 3.3(b) of the Disclosure Schedule are copies of the Financial Statements. Except as provided in the Interim Financial Statements, or as fully disclosed in Section 4.8 of the Disclosure Schedule, the Company does not have any Liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise i.e., accounts payable, accrued expenses) which might be or become a charge against the Company since the date of the Interim Financial Statements. The Shareholder acknowledges and agrees that PainCare and Subsidiary have relied upon the representations of Drs. Wright and Alo that the income of the PC and the Surviving Corporation will substantially increase over the next several years in order to justify the payment of the Transaction Consideration. Drs. Wright and Alo agree to use their best efforts to maintain and grow such revenue streams for the benefit of the PC, PainCare and the Subsidiary and will take no action or omit to take any action that may otherwise have a material adverse effect on such revenues or otherwise cause such revenue streams to be diverted to any other entity or individual including the Shareholder.

4.9 Events Subsequent to Most Recent Year End. Except as disclosed in Section 4.9 of the Disclosure Schedules, since December 31, 2003 (the “Most Recent Year End”), there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the PC or the Company. Without limiting the generality of the foregoing, since the Most Recent Year End:

(a) Sale or Lease of Assets. Neither the PC or the Company has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair market value in the ordinary course of its business;

(b) Contracts. Neither the PC or the Company has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c) Change in Contracts. No third party (or PC or Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company or PC is a party or by which it is bound and neither the Shareholder, the Company nor PC has any intent to do any of the foregoing or has received a verbal or written indication of any third party’s intent to do any of the foregoing;

(d) Security Interests. Neither the PC or the Company has had imposed any Security Interest upon any of its assets, tangible or intangible;

(e) Investments. Neither the PC or the Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(f) Debts. Neither the PC or the Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(g) Liabilities Unaffected. Neither the PC or the Company has delayed or postponed the payment of accounts payable and other Liabilities or accelerated the collection of accounts, notes or other receivables;

(h) Claims Unaffected. Neither the PC or the Company has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of its business;

(i) Articles and Bylaws. There has been no change made or authorized in the articles of incorporation or bylaws of PC or the Company;

(j) Changes in Equity. Neither the PC or the Company has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(k) Distribution. Except for distributions of subchapter S income as permitted by Section 9.3 below, neither the Company or PC has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(l) Property Damage. Neither the PC or the Company has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets;

(m) Transactions with Affiliates. Neither the PC or the Company has made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

(n) Collective Bargaining Agreements. Neither the PC or the Company has entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o) Compensation Changes. Neither the PC or the Company has granted any increase in the base compensation of any of its directors, officers, and employees;

(p) Employee Benefit Plans. Neither the PC or the Company has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(q) Officers; Directors; Employees. Neither the PC or the Company has made any change in the employment terms for any of its directors, officers and employees, other than to terminate such agreements as required herein;

(r) Charitable or Capital Contributions. Neither the PC or the Company has made or pledged to make any charitable or other capital contribution;

(s) Ordinary Course of Business. There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving PC or the Company;

(t) Accounting Practices. There has not been any change in any method of accounting or accounting principle, estimate or practice of PC or the Company;

(u) Accounts Receivable. Neither the PC or the Company has accelerated the collection of any Accounts Receivable or any other amounts owed to it; and

(v) In General. Neither the Company, PC nor the Shareholder has committed to do any of the foregoing.

4.10 Undisclosed Liabilities. Neither the Company or the PC has any Liability and there is no basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against it giving rise to any Liability, except for: (a) Liabilities disclosed in the Disclosures Schedule; (b) contractual obligations incurred in the ordinary course of business; and (d) Liabilities which have arisen after the Interim Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). As of the Closing, other than the current trade accounts payable, leasehold obligations and accrued payroll and benefit obligations, neither the Company or the PC shall not have any unpaid liabilities, other than those listed in the Section 4.10 Disclosure Schedule, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

4.11 Tax Matters.

(a) Tax Returns. Except as set forth in Disclosure Schedule 4.11, the Company has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Company

(whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or the PC that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Withholding. The Company has withheld, and remitted when due, all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Disputes of Claims. No Shareholder or director or officer (or employee responsible for Tax matters) of the Company or the PC expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or the PC either: (a) claimed or raised by any authority in writing; or (b) as to which any Shareholder, directors and officers (and employees responsible for Tax matters) of the Company or the PC has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholder has made available to PainCare correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Affiliates since December 31, 2003.

(d) No Waivers. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) No Special Circumstances. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. PC has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). PC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(f) Subchapter “S”. The Company has elected, by the unanimous consent of its shareholders and in compliance with all applicable legal requirements, to be taxed under Subchapter “S” of the Code and corresponding provisions under any applicable state and local laws, and such elections are currently in full force and effect for the Company. No action has been taken by the Company or the Shareholder that may result in the revocation of any such elections. The Company has no “Subchapter C earnings and profits,” as defined in Code Section 1362(d). The Company has no “net unrealized built-in gain,” as such term is defined in Code Sections 1374(d)(1) and 1374(d)(8). The Company has no Liability, absolute or contingent, for the payment of any income Taxes under the Code or under Subchapter “S” of the Code.

(g) Audits of Tax Returns. No Tax Return of the Company is currently under audit or examination by any taxing authority, and neither the Shareholder nor the Company has received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations are attached as part of Section 4.11 of the Disclosure Schedule.

(h) Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(i) Tax Agreements. The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

(j) Intentionally Omitted.

(k) Consents. The Company has not filed a consent pursuant to or agreed to the application of Code Section 341(f).

(l) Personal Holding Company. The Company has not, during the five (5) year period ending on the Closing Date, been a personal holding company within the meaning of Code Section 541.

(m) Consolidated Tax Returns. The Company has never filed or been included in any combined or consolidated Tax Return with any other person or been a member of an Affiliated Group filing a consolidated federal income Tax Return.

4.12 Real Property. The Company does not own any real property. Section 4.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased by PC. The Shareholder has made available to PainCare and Subsidiary correct and complete copies of the leases and subleases listed in Section 4.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.12 of the Disclosure Schedule:

(a) Binding. The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(b) Continued Validity. The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c) No Defaults. The Company is not in breach or default under the lease or sublease and no third party is in breach or default under the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(d) Repudiation. Neither the Company nor any other party to the lease has repudiated any provision of the lease or sublease;

(e) No Disputes. There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f) Subleases. With respect to each sublease, the representations and warranties set forth in subsections 4.12(a) through 4.12(e) above are to Shareholder’s Knowledge true and correct with respect to the underlying lease;

(g) Encumbrances. None of the Company or its Affiliates has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(h) Approvals. All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

(i) Utilities. All facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.

4.13 Intellectual Property. The Company and the PC own or has the right to use pursuant to a valid license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company and the PC as presently conducted and as presently proposed to be conducted. No claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Shareholder’s Knowledge, threatened, which challenges the rights of the Company or the PC with respect to any Intellectual Property or asserts that the Company or the PC is infringing or otherwise in conflict with or is required to pay any royalty or license fee with respect to any Intellectual Property.

4.14 Condition of Tangible Assets. Each tangible asset of the Company and the PC are free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable, designed and intended for the purposes for which it presently is used by Drs. Wright and Alo, the PC and the Company and is not outdated in comparison with the assets used for similar purposes by similar businesses.

4.15 Contracts. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company and the PC was a party immediately preceding the Closing:

(a) Personal Property Leases. Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

(b) Services. Any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(c) Partnership; Joint Venture. Any agreement constituting a partnership or joint venture;

(d) Indebtedness. Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(e) Confidentiality; Non-Competition. Any agreement concerning confidentiality or non-competition;

(f) Shareholders’ Agreements. Any agreement by and between the Shareholder and any Affiliate of the Company;

(g) Plans. Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) Employment or Consulting Agreements. Any agreement for the employment of any individual on a full-time or part-time or the engagement of any individual as a consultant or independent contractor, or otherwise compensating an individual for services rendered or to be rendered to the Company;

(i) Advances; Loans. Any agreement under which the Company has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

(j) Adverse Effects. Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of the Company; and

(k) Other Agreements. Any other agreement (or group of related agreements) the performance or rendering of which involves consideration in excess of Five Thousand and No/100 Dollars ($5,000.00).

The Shareholder has made available to PainCare and Subsidiary a correct and complete copy of each written agreement listed in Section 4.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.15 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) there shall be no breach or other violation resulting from the consummation of the transactions contemplated hereby; (iii) the Company is not in default or breach and no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither the Company nor any other party has repudiated any provision of the agreement. None of the agreements listed in Section 4.15 of the Disclosure Schedule requires the consent or approval of any Person, or any compensation or payment to be made to any such Person by reason of the transactions contemplated by this Agreement, or the merger of the Company with and into another Person.

4.16 Powers of Attorney. Except as set forth in Section 4.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or the PC.

4.17 Insurance; Malpractice. Section 4.17 of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Company and PC has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Date. Section 4.17 of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of Drs. Wright and Alo, the Company, PC and PC’s professional employees and all predecessor policies in effect. Except as set forth on Section 4.17 of the Disclosure Schedule: (a) neither the Company, PC, or its professional employees, nor Drs. Wright and Alo has, during the five (5) years immediately preceding the Closing Date, filed a written application for any insurance coverage relating to PC’s business or property which has been denied by an insurance agency or carrier; and (b) the Company, PC, PC’s professional employees and Drs. Wright and Alo has been continuously insured for professional malpractice claims during the same period. Section 4.17 of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand and 00/100 Dollars ($5,000) per occurrence filed by the Company, PC, PC’s professional employees or Drs. Wright and Alo during the five (5) years immediately preceding the Closing Date, including workers compensation, general liability, environmental liability and professional malpractice liability claims. With respect to each insurance policy listed in Section 4.17 of the Disclosure Schedule: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, PC, Drs. Wright or Alo, other health care professionals nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) neither the Company, PC, or Drs. Wright or Alo have repudiated any provision thereof and no other party to the policy has repudiated any provision thereof; (v) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriter(s) of such policies or any notice that a defense will be afforded with reservation of rights; (vi) neither the Company, PC, or Drs. Wright or Alo have not received: (A) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (B) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder; and (vii) neither Drs. Wright or Alo nor PC or the Company has received any written notice from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or an increase in a deductible or non-renewal of existing policies. The Company and PC have been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

4.18 Litigation. Except as noted in Section 4.18 of the Disclosure Schedule, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to Shareholder’s Knowledge, threatened, against the Company, PC, or Drs. Wright or Alo at law or in equity, before any court, arbitration tribunal or governmental agency. Each of the Sellers has no knowledge of any facts on which claims may hereafter be made against the Company or PC that will have a Material Adverse Effect on the Company or the PC. All medical malpractice claims, general liability incidents and incident reports relating to the Business have been submitted to the Company’s or PC’s insurer. All claims made or, to Shareholder’s Knowledge, threatened against the Company or PC or Drs. Wright or Alo in excess of the deductible are covered under Dr. Wright’s, Dr. Alo’s or PC’s or the Company’s current insurance policies. Section 4.18 of the Disclosure Schedule provides a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business or the Center that have for the five (5) year period prior to the date hereof.

4.19 Health Care Compliance. PC is (and the Company was) participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Section 4.19 of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Company and PC is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. None of the Company, PC, its physician employees, the Shareholder, or immediate family members of the Shareholder or other physician employees, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

4.20 Fraud and Abuse. The Company, PC, Drs. Wright and Alo, and all persons and entities providing professional services for PC have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. PC has at all times complied with the requirements of Colorado Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Colorado Statutes. Furthermore, the Company and PC has filed all reports required to be filed by the State of Colorado and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

4.21 Legal Compliance. The Company, PC and its predecessors and Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Shareholder, the Company and PC, threatened against the Company or PC alleging any failure so to comply. PC and all physicians and other health care professionals engaged or employed by PC (or associated with PC as a result of being engaged or employed by the Company or PC) have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license. The Company and PC are lawfully operated in accordance with the requirements of all applicable Laws and have in full force and effect all authorizations and permits necessary to operate a medical practice saving those owned by the PC. There are no outstanding notices of deficiencies relating to the Company or PC issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. Neither the Company or PC have not received notice and PC and Shareholder has no knowledge or reason to believe that, such necessary authorizations may be revoked or not renewed in the ordinary course of business.

4.22 Rates and Reimbursement Policies. The jurisdiction in which PC is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by PC except for restrictions promulgated by Colorado law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples. Neither the Company nor PC has any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. PC and the Shareholder have no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Colorado which could have a Material Adverse Effect on the Company, PC, their business or operations, or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at PC or require PC to obtain any necessary authorization which PC does not currently possess. Neither PC nor the Shareholder have Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

4.23 Medical Staff. Except as set forth on Section 4.23 of the Disclosure Schedule, the Shareholder has no Knowledge of a physician who is providing services on behalf of the PC who plans, or has threatened to terminate his or her employment or other relationship with the Company. None of the physicians providing services on behalf of the PC (or formerly for the Company) currently have plans to retire from the practice of medicine in the next three (3) years.

4.24 Employees. Except as set forth on Section 4.24 of the Disclosure Schedule: (a) there is no unfair labor practice charge or complaint pending or threatened relating to the business of the Company or PC; and (b) payment in full to all of the employees of the Company and PC of all wages, salaries, commissions, bonuses, benefits, and other compensation lawfully due and owing to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law as of the Closing Date has been made.

4.25 Employee Benefits.

(a) Plans. Section 4.25 of the Disclosure Schedule lists each Employee Benefit or health and welfare plan that PC or the Company maintains or to which the Company or PC contributes.

(b) Compliance. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code and other applicable laws.

(c) Reports and Descriptions. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(d) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and PC. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(e) Qualified Plan. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and is intended to meet the requirements of a “qualified plan” under Code Section 401(a) meets such requirements and has received, within the last two (2) years, a favorable determination letter from the IRS.

(f) Market Value. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(g) Copies. The Shareholder has delivered to PainCare and Subsidiary correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(h) Maintenance of Plans. With respect to each Employee Benefit Plan that PC maintains, ever has maintained, or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) Reportable Events. No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened; and

(ii) Prohibited Transactions. There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than any Multiemployer Plan), other than routine claims for benefits, is pending or threatened. The Shareholder, the Company and PC have no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

4.26 Physicians and Other Providers. During the five (5) years preceding the Closing Date, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the PC or the Company:

(a) Licenses. Has been duly licensed and registered, and in good standing by the State of Colorado to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

(b) Controlled Substances. Has current controlled substances registrations issued by the State of Colorado and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c) Actions. Except as set forth on Section 4.26 of the Disclosure Schedule, has not been a party or subject to:

(i) Malpractice Actions. Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(ii) Disciplinary Proceedings. Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(iii) Criminal Proceedings. Any criminal complaint, indictment or criminal proceedings;

(iv) Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(v) Mental Illnesses. Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(vi) Substance Abuse. Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(vii) Professional Ethics. Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(viii) Application for Licensure. Any denial or withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

4.27 Guaranties. Saving the guaranties listed in Section 4.27 of the Disclosure Schedule, the Company nor PC is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

4.28 Environment, Health, and Safety.

(a) Compliance. Each of the Company, PC and its predecessors and Affiliates has complied and is in material compliance with all Environmental, Health, and Safety Requirements.

(b) Permits and Licenses. Without limiting the generality of the foregoing, each of the Company, PC and its Affiliates has obtained and complied in all material respects with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Section 4.28 of the Disclosure Schedule.

(c) Notices. None of the Company, PC nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d) Hazardous Substances. None of the Company, PC or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(e) Neither the Company nor PC has not received any communication (written or oral), whether from a governmental authority, citizens’ group, employee or otherwise, that alleges that the Business or PC is not in full compliance with Environmental Laws, or that PC is otherwise subject to liability under Environmental Laws, and to the Shareholder’s Knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the Shareholder’s Knowledge, threatened against the Company, PC, the Business or the Center.

(f) The Shareholder has no Knowledge of any actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, PC, the Business or the Center, or Sellers in connection with the Business or the Center.

4.29 Certain Business Relationships with PC and its Affiliates. Except as contemplated hereby with respect to the Company and the PC, neither the Shareholder nor any of his Affiliates have been involved in any business arrangement or relationship with PC and its Affiliates within the past twelve (12) months, and none of the Shareholder and his Affiliates owns any asset, tangible or intangible, which is material to the business of any of the Company, PC and its Affiliates.

4.30 Third-party Payors. Section 4.30 of the Disclosure Schedule sets forth an accurate, correct and complete list of PC’s third-party payors. Neither the Company, PC nor the Shareholder has received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Company or PC. Neither the Shareholder, the Company or PC has any reason to believe that any third-party payor will cease to do business with the Company and PC after, or as a result of, the consummation of any transactions contemplated hereby. Neither the Shareholder, the Company nor PC knows of any fact, condition or event which would adversely affect its relationship with any third-party payor.

4.31 Bank Accounts. Section 4.31 of the Disclosure Schedule sets forth all of the bank and security accounts and all safe deposit boxes maintained by the Company and the PC and all lines of credit owned or used by the Company or the PC, and the names of all persons with authority to withdraw funds from, or execute drafts or checks on, each such account.

4.32 Tax Status. The Shareholder is not a “nonresident alien individual” or “foreign corporation” for purposes of Code Section 897(a)(1).

4.33 Binding Obligation. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions.

4.34 No Corporate Practice or Fee Splitting. The Shareholder does not have any Knowledge that the actions, transactions or relationships arising from, and contemplated by, the Transaction violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting. The Shareholder accordingly agrees that he will not and will not cause any other Party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

4.35 Intentions. Drs. Wright and Alo intend to continue managing the business operations of the PC on an as needed basis for the next three (3) years and does not know of any fact or condition that adversely affects, or in the future may adversely effect, his ability or intention to manage the business of the PC on an as needed basis for the next three (3) years.

4.36 Securities Representation.

(a) No Registration of PainCare Shares; Investment Intent. The Shareholder acknowledges that the PainCare Shares to be delivered pursuant to this Agreement have not been and will not be registered under the Securities Act and may not be resold without compliance with the Securities Act. The PainCare Shares to be acquired by the Shareholder pursuant to this Agreement are being acquired solely for his own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act.

(b) Resale Restrictions. The Shareholder covenants, warrants and represents that none of the PainCare Shares issued to Shareholder will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Commission and applicable state securities laws, and this Agreement.

(c) Ability to Bear Economic Risk. The Shareholder covenants, warrants and represents that he is able to bear the economic risk of an investment in PainCare Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the PainCare Shares. The Shareholder, and the Shareholder’s purchaser representative, if any, have received copies of PainCare’s most recent 10-KSB, 10-QSB and 8-K filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like. The Shareholder, and the Shareholder’s purchaser representative, if any, have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

(d) Accredited Investor. Each Shareholder covenants, represents and warrants that he is an: (a) individual with a net worth (either individually or jointly with his respective spouse) in excess of One Million and No/100 Dollars ($1,000,000.00); or (b) individual who had an income in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in each of 2002 and 2003, or had a joint income with his spouse in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) in each of 2002 and 2003, and has a reasonable expectation of reaching the same income level in 2004.

(e) No Registration. The Shareholder understands, agrees and acknowledges that the PainCare Shares have not been registered under the Colorado Securities Act or the Securities Act in reliance upon exemption provisions contained therein which PainCare believes are available.

4.37 HIPAA. Schedule 4.37 lists and describes all plans and other efforts of Drs. Wright and Alo with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Schedule 4.37 includes but is not limited in any manner whatsoever to any privacy compliance plan of Sellers in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

4.38 Improper and Other Payments. (a) Neither the Company, PC, any director, officer, employee thereof, nor any agent or representative of the Company, PC nor any person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by the Company or PC to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Company and PC are believed by the Shareholder to be adequate to detect any of the foregoing under current circumstances.

4.39 Accounts Receivable. Schedule 4.39 sets forth a list, accurate, correct and complete in all respects, of all outstanding accounts and notes receivable of the Company and the PC as of the last day of the month immediately preceding the Closing Date. All outstanding accounts and notes receivable reflected on Schedule 4.39 are due and valid claims against account debtors for services rendered in accordance with the usual business practices and historical collection experience of the Company and to the best of Shareholder’s knowledge are subject to no counterclaims, and have been outstanding for the periods indicated in the aging analysis at Schedule 4.39. The Shareholder know of no reason why such accounts receivable would not be collectible by the Company according to approximately the same ratios as accounts receivable have been historically collectible by the Company. All outstanding accounts and notes receivable included on Schedule 4.39 arose in the ordinary course of business. The Company has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Financial Statements

4.40 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Company and PC, with respect to the business, has complied with all Medical Waste Laws (as hereinafter defined).

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

4.41 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Sellers contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements and information contained in this Section 4 not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES. The Acquiring Companies represent and warrant to the Shareholder that the statements contained in this Section 5 are correct and complete as of the Closing Date.

5.1 Organization of PainCare and Subsidiary. PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2 Authorization of Transaction. PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement has been approved and authorized by the Board of Directors of PainCare.

5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate or Articles of Incorporation or bylaws of the PainCare or Subsidiary, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which the PainCare or Subsidiary is a party, which breach or default could reasonably be expected to have a Company material adverse effect on the business or financial condition of the PainCare or Subsidiary or its ability to consummate the transactions contemplated hereby or (c) a violation by the PainCare or Subsidiary of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to have a material adverse effect on the business or financial condition of the PainCare or Subsidiary, or their ability to consummate the transactions contemplated hereby.

5.4 Consents and Approvals. Except as set forth on Disclosure Schedule 5.4, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the PainCare or Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5 Disclosure Documents. PainCare has delivered or Stockholder has had the opportunity to obtain and review PainCare’s Form 10-KSB for the year ending December 31, 2003, Form S-3/A filed with the SEC on March 4, 2004, Form 14A (Definitive Proxy) filed with the SEC on February 17, 2004 and current Forms 8-K (the “PainCare Disclosure Documents”). The PainCare Disclosure Documents are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading. To the knowledge of PainCare nothing has occurred after the date of the documents contained in the Disclosure Documents that would individually or in the aggregate have a material adverse effect on PainCare.

5.6 Capitalization. The authorized capital stock of PainCare consists of 75,000,000 shares of Common Stock, $.0001 par value per share, which as of April 1, 2004, approximately 28,000,000 shares are issued and outstanding, 10,000,000 shares of “blank check” preferred none of which have been issued or are outstanding. All of the PainCare Shares are, and all shares of PainCare Shares to be issued pursuant to this Agreement will be, validly issued, fully paid and non-assessable. Disclosure Schedule 5.6(a) hereto sets forth a listing of all options, warrants and outstanding PainCare securities which are convertible (with or without the payment of consideration) into shares of the Common Stock of PainCare, including all contingently issuable shares of such Common Stock issuable pursuant to agreements outstanding as of April 1, 2004. Disclosure Schedule 5.6(b) also sets forth the terms of any financing proposed to be raised by PainCare in connection with the transactions contemplated by this Agreement.

5.7 Litigation. Except as set forth in Disclosure Schedule 5.7, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitrable action or investigation (collectively, “Actions”) pending or, to the knowledge of the PainCare, threatened against, relating to or affecting (i) the PainCare or its assets or the operation of the business of the PainCare as currently operated and as proposed to be operated, (ii) any Employee Plan of PainCare or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which is reasonably expected to result in a loss not covered by insurance in excess of $100,000 or reasonably expected to have a material adverse effect on PainCare. To the knowledge of the PainCare, the PainCare is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the

PainCare or the business of the PainCare. Except as set forth in Disclosure Schedule 5.7, each Action pending or, to the knowledge of the PainCare, threatened (whether or not disclosed in Disclosure Schedule 5.7), is covered by insurance of reputable and solvent insurance companies.

5.8 No Undisclosed Liabilities. Except as set forth in Disclosure Schedule 5.8, to the knowledge of PainCare, PainCare has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on PainCare’s audited balance sheet dated December 31, 2003 (the “PainCare Balance Sheet Date”) that have not been paid or discharged since the date thereof and (ii) liabilities incurred by PainCare since the PainCare Balance Sheet Date in the ordinary course of business consistent with past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding except those which individually or in the aggregate could not have a material adverse effect on PainCare).

5.9 No Brokers. There is no obligation on the part of PainCare to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.10 Material Misstatements Or Omissions. To the knowledge of PainCare, no representations or warranties by PainCare in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to the Shareholder pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

6. CLOSING; TERMINATION. The closing of the Transaction (the “Closing”) shall be effective between the Parties as of 12:00 p.m. Eastern Daylight Time on April 29, 2004 (the “Closing Date”). However, in the event that the Parties have not satisfied all of the conditions necessary to Close by the Closing Date including, without limitation, the completion, review and approval of all the disclosure schedules (hereinafter the “Closing Conditions”) then, in such event, either Party may extend the time period for satisfying such Closing Conditions until 4:00 p.m. Pacific Time, May 15, 2004 (hereinafter the “Extended Time”) with the understanding and agreement that if the Closing Conditions are completed to the mutual satisfaction of the parties by the Extended Time that this Transaction shall be effective as of the Closing Date. In the event that the Closing Conditions have not been completed to the mutual satisfaction of the parties by the Extended Time, this Agreement may be terminated by either Party unless the Parties through their respective legal counsel otherwise agree in writing to an additional extension of time not to exceed ten (10) consecutive days beginning on the day immediately following the Extended Time for satisfying such Closing Conditions.

7. CLOSING DELIVERIES.

7.1 Deliveries of the Company and the Shareholder. At or prior to the Closing Date or the Extended Time, as the case may be, the Company and the Shareholder shall deliver to the Acquiring Companies the following:

(a) Consents and Approvals. Copies of all authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Section 4.4(a) of the Disclosure Schedule;

(b) Termination of Agreements. Copies of documents effectuating the termination of any and all written employment and independent contractor agreements, compensation agreements, buy-sell agreements, factoring agreements, and other similar agreements entered into by the Company and which are in effect immediately preceding the Closing, which terminations shall each include a complete release of the Company from all known or unknown obligations or liabilities;

(c) Company Stock. The Certificates and stock powers, duly endorsed, transferring the Company Stock to Subsidiary and the officer and director resignations required in Section 4.6;

(d) Corporate Authorization. A certified copy of resolution(s) of the Shareholder and board of directors of the Company and PC which authorizes the Transaction in accordance with: (a) applicable law; (b) the Company’s and PC’s articles of incorporation and bylaws; and (c) all other requirements for proper corporate authorization;

(e) Secretary’s Certificate. A certificate of the secretary of the Company certifying that the minute books, articles of incorporation and bylaws of the Company, attached as exhibits to such certificate, are true, correct, and complete; and

(f) Other documents. Such other instruments or documents as may be necessary or appropriate to carry out the Transactions including without limitation fully executed Employment Agreements for Dr. Wright and Dr. Alo, a fully executed Management Services Agreement, a fully executed Wright Pledge Agreement, fully executed Articles of Merger, a termination, if necessary, of that certain accounts receivable purchase and lien agreement by and between the Company and Injury Finance, LLC, and evidence as required by PainCare of the satisfaction or removal of all debts, claims or encumbrances of the Company, the PC and their assets and than the Permitted Indebtedness described in Section 7.1(f) of the Disclosure Schedules.

7.2 Deliveries of PainCare. At or prior to the Closing Date or the Extended Time, as the case may be, PainCare shall deliver to the Shareholder the following:

(a) Transaction Consideration. The Transaction Consideration;

(b) Resolutions. A certified copy of the resolution of the board of directors of PainCare, and the sole shareholder and members of the board of directors of Subsidiary, authorizing the Transaction; and

(c) Other documents. Such other instruments or documents as may be necessary or appropriate to carry out the Transactions, including (i) a mutually agreeable and executed employment agreements for Dr. Wright and Dr. Alo, (ii) the PainCare Stock Pledge Agreement, (iii) a fully executed Management Services Agreement, and (iv) fully executed Articles of Merger.

8. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The obligations of the Parties to Close are subject to the satisfaction of the following respective conditions by the Extended Time unless waived by the Party for whose benefit the condition applies.

8.1 Conditions for the Benefit of PainCare and the Subsidiary. (a) The representations and warranties of the Shareholder, PC and the Company in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of the Shareholder, PC or the Company shall be true and correct when made and shall be true and correct in all material respects on the Closing Date (and the Extended Time) as though then made, except as expressly provided for herein, and (b) the Shareholder, PC and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Extended Time.

8.2 Conditions for the Benefit of the Shareholder. (a) The representations and warranties of PainCare in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of PainCare or the Subsidiary shall be true and correct when made and shall be true and correct in all material respects on the Closing Date (and the Extended Time) as though then made, except as expressly provided for herein, and (b) the Shareholder, PC and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Extended Time.

9.	COVENANTS. The Parties covenant and agree as follows:

9.1 Operations. As of the Statutory Merger Time, the PC and the Subsidiary will execute and deliver to each other the Management Services Agreement and Drs. Wright and Alo and the PC will execute and deliver the Employment Agreement. Drs. Wright and Alo shall be designated by the Subsidiary as the Medical Group Administrator under the Management Services Agreement.

9.2 Deliveries. PainCare will promptly deliver and make available to Shareholder copies of any filings made by it under the Securities Act or the Securities Exchange Act, including the exhibits thereto and any correspondence with the Securities Exchange Commission or its staff.

9.3 Distributions of Sub-Chapter S Income by the Company. Not later than the Statutory Merger Time, one hundred percent (100%) of the taxable income (as determined by using the cash method of accounting) of the Company and the PC allocated to Shareholder prior to the Closing Date shall have been distributed to the Shareholder subject to the requirement that Shareholder shall insure that as of the Closing Date that the Company will have a minimum cash balance of One Hundred Thousand Dollars ($100,000). The Shareholder shall not be entitled to any additional distributions or payments with respect to taxable income of the Company (i) for the period ending after the Closing Date, other than as specifically set forth in this Agreement.

9.4 Post-Closing General Covenant. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the

Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; provided, however, that the costs and expenses associated with the taking of any action necessary to execute or deliver to PainCare any stock powers and such other instruments of transfer as may be necessary to transfer ownership of the Company’s Shares by the Shareholder shall be borne by the Shareholder.

9.5 Tax Returns. Drs. Wright and Alo shall be responsible for preparing and filing all income or franchise Tax Returns of the Company relating to periods of time prior to the Closing Date. PainCare and the Subsidiary will provide to Drs. Wright and Alo access to all books and records of the Company necessary to the preparation of such Tax Returns and the Subsidiary, as the successor to the Company will execute such Tax Returns. The Shareholder will take no positions on the Tax Returns of the Company that relate to the tax period prior to the Closing Date that could adversely affect the Company or PainCare after the Closing. The Shareholder will provide PainCare with an opportunity to review and comment on such Tax Returns (including any amended returns). PainCare will be responsible for preparing and filing all income and franchise Tax Returns of the Company relating to periods after the Closing. The income of the Company will be apportioned to the period up to the Closing Date and the period from and after the Closing Date in accordance with the provisions of Code Section 1362(e)(6)(D) by closing the books of the Company as of the close of business on the last calendar day immediately preceding the Closing Date, with recognition that the Company files on that basis of a cash rather than accrual method. The Acquiring Companies shall be solely responsible for any taxes due arising from conversion to the accrual method.

9.6 Transition. Neither the Shareholder nor the Company nor the PC will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or the PC from maintaining the same business relationships with the Company and the PC after the Closing as he, she or it maintained with the Company and the PC prior to the Closing.

9.7 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending party is entitled to indemnification therefor under this Agreement.

9.8 Consents. The Shareholder hereby covenants and agrees that he will use his best efforts to obtain all authorizations, consents, and approvals set forth in Section 4.4(b) of the Disclosure Schedule. If such consent, approval or agreement is not obtained, or if an attempted assignment thereof would affect the rights of the parties thereunder so that such parties would not in fact receive all such rights, the Parties will cooperate in any arrangement designed to provide for the Parties to receive the benefits under any such contract, including enforcement for the benefit of PainCare and Subsidiary of any and all rights of the Shareholder against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

9.9 Operational Covenants. Without the prior written consent of Shareholder, which shall not be unreasonably withheld, PainCare shall not, prior to the conclusion of the third Formula Period except in the case of a rescission of this Agreement as provided in Section 11 below:

(a) reorganize the Surviving Corporation, whether by integrating or consolidating the business of the Surviving Corporation with other operating units of PainCare or its subsidiaries or affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a material adverse effect on the Formula Period Profits;

(b) effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Surviving Corporation’s human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that are reasonably necessary in light of the Surviving Corporation’s results of operation;

(c) amend the articles of incorporation or bylaws of the Surviving Corporation in any manner that at the time of such amendment could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(d) cause the Surviving Corporation to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

(e) cause the Surviving Corporation to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(f) sell a material portion of the Surviving Corporation or its assets, merge the Surviving Corporation with any other entity, sell a controlling interest in the Surviving Corporation, or make any fundamental change in the business of the Surviving Corporation unless such action(s) at the time of such undertaking could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

The parties hereby acknowledge and agree that the foregoing covenants in this Section 9.9 shall become null and void and of no further force or effect if the Formula Period Profits of the Surviving Corporation beginning December 1, 2004 in each of any two (2) consecutive Formula Period calendar quarters are less than $600,000, or if the Formula Period Profits of the Surviving Corporation in one (1) Formula Period calendar quarter is less than $100,000.

9.10 Capital Adjustments. In the event of a stock dividend, recapitalization, or merger in which PainCare is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the rights of the Shareholder to receive PainCare Shares in respect of this Agreement and the price thereof, shall be appropriately adjusted in the same manner as the number and kind of shares a shareholder of PainCare who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made in good faith by the Board of Directors of PainCare, whose determination shall be conclusive and binding on all parties, subject to manifest error.

In case of any consolidation or merger of PainCare with or into another party or parties or the conveyance of all or substantially all of the assets of PainCare to another party or parties or a share exchange transaction involving more than 50% of the issued and outstanding common stock of PainCare, the PainCare Shares and right to receive PainCare Shares shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a shareholder of the PainCare who owned the same number and kind of shares prior to such event would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Shareholder’s right to receive PainCare Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the Shareholder’s entitlement to same.

10.	SURVIVAL AND INDEMNIFICATION.

10.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing for their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

10.2 Indemnification Provisions for the Benefit of PainCare and Subsidiary. In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Shareholder’s or the Company’s representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Shareholder’s or the Company’s covenants contained in this Agreement, or; (c) any Liability of the Shareholder, the Company or the PC of any nature whatsoever accrued or existing as of the Closing Date or related to actions or inactions of the Shareholder, the Company or the PC which occurred prior to the Closing Date, unless such Liability is reflected on the Financial Statements, the Closing Date Balance Sheet, or Section 10.2 of the Disclosure Schedule and the Subsidiary explicitly agrees as documented in Section 10.2 of the Disclosure Schedule to assume or take the assets of the Company subject to, as the case may be, then the Shareholder agrees to indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and/or the Subsidiary may incur or suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed Liability which is not explicitly assumed or the assets taken subject to. No provision of this Agreement, including but not in any way limited to, any “Knowledge”

qualifiers or materiality standards in the representations and warranties of the Shareholder, shall have any effect on the Shareholder’s obligation to provide indemnity of any Liability arising prior to the Closing Date which was required but omitted from the Disclosure Schedule unless such Liability was incurred on behalf of the Company by Subsidiary under the Management Agreement.

10.3 Indemnification Provisions for the Benefit of the Shareholder. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary agree to indemnify the Shareholder from and against any Adverse Consequences the Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

10.4 Matters Involving Third Parties.

(a) Notification. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section 10, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

(b) Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) Satisfactory Defense. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii)

the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

(d) Conditions. In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.5 Right to Set-Off. If any such cost, loss, damage, expense, liability, claim, or obligation occurs or is incurred by PainCare or Subsidiary, PainCare or Subsidiary shall have the right, after written notice to the Shareholder, at PainCare’s or Subsidiary’s option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, liability, obligation or claim against amounts due from PainCare or Subsidiary to the Shareholder, including the right to offset any post-closing payment due from PainCare or Subsidiary to the Shareholder under this Agreement or any other agreement.

10.6 Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meanings”) or “Material Adverse Effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 10 as though there were no such qualifications, provisions or exceptions.

10.7 Limitation. The indemnification provisions set forth in this Section 10 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Threshold”). Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 10, such party shall recover all appropriate funds from the first dollar of damages. Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages. Notwithstanding the foregoing, a Party’s obligation to indemnify under this Article 10 shall be limited to an amount equal to $3,750,000 plus the amount of any Earnout Installment Payments paid or due pursuant to Section 3.4 of this Agreement prior to any reduction of such Installment Payments permitted under Section 3.4(g); provided however that such cap shall not be applicable to Sections 4.1, 4.2, 4.3, 4.8, 4.10, 4.11, 4.17, 4.18, 4.19, 4.20, 4.22, 4.25, 4.27, 4.36, 4.37 and 4.38.

11.	RESTRICTIVE COVENANTS; CONFIDENTIALITY.

11.1 Restrictive Covenants.

(a) Restricted Period. Drs. Wright and Alo hereby agree that during the time period commencing as of the Closing Date and continuing for a period of four (4) years thereafter (the “Restricted Period”), neither Drs. Wright and Alo nor any of their Affiliates, shall, other than on behalf of the PC, PainCare or Subsidiary, directly or indirectly, for himself, or on behalf of any other corporation, person, firm, partnership, association, or any other entity whatsoever (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity whatsoever) take any action or undertake any matter set forth in 11.1(a)(i)-(ii) below; provided, however, that the Restricted Period shall terminate upon the earlier to occur of (i) any bankruptcy, liquidation or assignment for the benefit of creditors applicable to either PainCare or Subsidiary, or (ii) upon a default by PainCare or Subsidiary in any material covenant or term of this Agreement to be performed after the Closing or any material covenant or term of the Management Services Agreement if Drs. Wright and Alo shall have given written notice of such default to PainCare and such default shall not have been cured within 30 business days after the giving of such notice.

(i) Establish, operate or provide physician services at any medical office, hospital, clinic or out-patient and/or ambulatory treatment or diagnostic facility or become employed by, or serve as a health care consultant or medical director to any health care provider providing services similar to those provided by PainCare or Subsidiary, or engage or participate in or finance any business which engages in direct competition with the business being conducted by PainCare or the Surviving Corporation at such time, anywhere within a one hundred (100) mile radius of the Company or the PC;

(ii) Solicit or engage in the solicitation of, or serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business conducted by the PC or the Surviving Corporation for services competitive with those of the PC or the Subsidiary, and their successors and assigns;

(iii) Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by the PC or the Subsidiary to withdraw, curtail or cancel their business or other relationships with the PC or the Subsidiary, or assist, induce, help or join any other person or entity in doing any of the above activities; or

(iv) Induce or attempt to influence any employee of the PC, PainCare, and/or its subsidiaries including the Subsidiary Company, to terminate his or her employment with the PC, PainCare, and/or its subsidiaries including the Subsidiary, or to hire, recruit or solicit any such employee, whether or not so induced or influenced.

(b) Consideration. PainCare, Subsidiary and Drs. Wright and Alo have carefully considered the nature and extent of the restrictions imposed by this Section 11.1 and the rights and remedies conferred upon PainCare and Subsidiary hereunder and hereby expressly acknowledge and agree that: (i) the restricted territory, period, and activities are reasonable and are necessary and fully required to protect the legitimate business interests of PainCare and

Subsidiary; (ii) any violation of the terms of these restrictive covenants would have a substantial detrimental effect on PainCare’s and Subsidiary’s businesses; (iii) the restrictive covenants do not stifle Drs. Wright and Alo’s inherent skill and experience; and (iv) would not operate as a bar to any of Drs. Wright and Alo’s means of support. Because of the difficulty of measuring economic losses to PainCare and the Surviving Corporation as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to PainCare and the Surviving Corporation for which it would have no other adequate remedy, Drs. Wright and Alo agrees that, in the event of a breach by him of the foregoing covenants, the covenants set forth in this Section 11.1 may be enforced by PainCare and the Surviving Corporation by injunctions and restraining orders, in addition to all other available legal remedies.

(c) Third-Party Beneficiaries. All successors and assigns of PainCare, Subsidiary, all Affiliates of PainCare and Subsidiary, and all successors and assigns of such Affiliates are third-party beneficiaries of the restrictive covenants contained in this Section 11.1 and the provisions of this Section 11.1 are intended for the benefit of, and may be enforced by, PainCare’s and Subsidiary’s successors and assigns and PainCare’s and Subsidiary’s Affiliates and such Affiliates’ successors and assigns.

11.2 Intentionally Omitted.

11.3 No Running of Covenant During Breach. The covenants set forth in this Section 11 shall apply for the applicable periods as set forth above. If Drs. Wright and Alo violates such covenants, and PainCare, the Surviving Corporation or any of their successors and assigns or Affiliates bring a legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant period, unless a court of competent jurisdiction holds that the covenant is not enforceable in whole or in part. Accordingly, for any time period that Drs. Wright and Alo is in violation of the covenant, such time period shall not be included in calculating the applicable time period of the covenant.

11.4 Blue Pencil Doctrine. The covenants set forth in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

11.5 Confidentiality, Press Releases, and Public Announcements.

(a) No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

(b) The Parties covenant and agree that from and after the Execution Date, neither of the Parties nor their Affiliates (to the extent any such Affiliate has received Confidential Information as defined below or Trade Secrets, as defined below) shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 11.5 will prohibit the disclosure of any Confidential Information or Trade Secrets which is required to be disclosed by a Party or any of its or his Affiliates in connection with any court action or any proceeding before any authority. Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 11.5, no disclosure shall be made until the disclosing Party shall give notice to the non-disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non-disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non-disclosing in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Execution Date. For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.6 Conduct of Business. From the date hereof through the Closing, the Shareholder shall, except as contemplated by this Agreement, or as consented to by PainCare in writing, cause the Company and the PC to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company and the PC shall not, and, with respect to the Company and the PC, the Shareholder shall not, except as specifically contemplated by this Agreement, as set forth in Section 11.6 of the Disclosure Schedule, or as consented to by PainCare in writing:

(a) change or amend the organizational documents of the Company or the PC;

(b) enter into, extend, materially modify, terminate or renew any lease or any contract, except modifications, extensions or renewals of contracts in the ordinary course of business or as contemplated by this Agreement;

(c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets or any interests therein of the Company or the PC except in the ordinary course of business and, without limiting the generality of the foregoing, the Company and the PC will maintain, dispose of, and sell inventory consistent with past practices;

(d) incur any liability for indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the ordinary course of business, incur any other liability;

(e) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Company or the PC in effect on the date hereof that are described in the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee of the Company or the PC or pay, any benefit not required by any existing Employee Plan or policy;

(f) make any change in the key management structure of the Company or the PC, including, without limitation, the hiring of additional officers or the termination of existing officers;

(g) adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations;

(h) fail to maintain all Employee Plans in accordance with applicable Regulations;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any subsidiary;

(j) willingly allow or permit to be done any act by which any of the insurance policies of the Company, PC or Drs. Wright and Alo may be suspended, impaired or canceled;

(k) enter into, renew, modify or revise any agreement or transaction relating to the Company or the PC with any of their Affiliates except as contemplated by this Agreement;

(l) fail to maintain the assets of the Company or the PC in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with the Company’s past practice) inoperable, worn-out or obsolete or destroyed assets;

(m) make any loans or advances relating to the Company or the PC to any partnership, firm, individual, or corporation, except for expenses incurred in the ordinary course of business consistent with past practice;

(n) fail to comply in all material respects with all laws and regulations applicable to the Company and the PC;

(o) intentionally do any other act which would cause any representation or warranty of the Company, PC or the Shareholder in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

(p) fail to use reasonable efforts consistent with past business practice to (i) maintain the Company and the PC so that the services of its officers, employees, consultants and agents will remain available to it on and after the Closing Date, (ii) maintain existing relationships with suppliers, patients, customers and others having business dealings with the

Company and PC and (iii) otherwise preserve the goodwill of the business of the Company and PC so that such relationships and goodwill will be preserved on and after the Closing Date;

(q) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

(r) except as provided herein, declare, set aside for payment, or pay any dividend or distribution in respect of any capital stock of the Company or PC, redeem, purchase or otherwise acquire any of the Company’s PC’s equity securities; or otherwise transfer any of the assets of the Company or PC to or on behalf of any Shareholder of the Company or PC or any Affiliate of the Company or PC, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of the foregoing as an employee of the Company or PC; or

(t) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign Tax laws.

11.7 No Third-Party Beneficiaries. Other than with respect to the restrictive covenants set forth in Section 11, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12. MISCELLANEOUS.

12.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

12.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantors of any revocable trusts of a Party hereto. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, PainCare and Subsidiary, may, without the prior consent of the other Party, assign this Agreement to their Affiliates.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) upon receipt if it is sent by facsimile, (b) the next business day if sent by reputable overnight courier, or (c) five (5) days after mailing if by certified mail return receipt requested, postage prepaid, and addressed or otherwise sent to the intended recipient as set forth below:

If to PainCare or Subsidiary:	PainCare Holdings, Inc.
37 North Orange Avenue
Suite 500
Orlando, Florida 32801
Attention: CEO

If to the Shareholder:	Kenneth M. Alo, M.D.
5899 S. Colorado Blvd.
Greenwood Village, CO 80121
Facsimile: (303) 689-8730
Robert E. Wright, M.D.
7447 E. Berry Avenue, Ste. 150
Greenwood Village, Colorado 80111

If to the Company:	REW Merger Corporation
7447 E. Berry Avenue, Ste. 150
Greenwood Village, Colorado 80111

With a copy in each case to:	Arthur A. Graves, III, Esq.
The Oxford Law Firm
P.O. Box 8708 – Dept. #621
Newport Beach, CA 92660

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.6 Governing Law; Jurisdiction; Attorney’s Fees. This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

12.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.9 Expenses. Except as set forth herein, Shareholder shall bear and be responsible and shall pay for all costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred by Shareholder, the Company and the PC in connection with this Agreement and the transactions contemplated hereby.

12.10 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

12.11 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.12 Survival. All of the representations, warranties, covenants and agreements including but not limited to Sections 4, 6, 7, 9, 10, 11, 12 and 13 made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations, and may be fully and completely relied upon by Sellers and the Acquiring Companies, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

12.13 Incorporation of Exhibits and Schedules. The following are incorporated herein by reference and made a part hereof: (i) all exhibits and schedules (including the Disclosure Schedules) identified in this Agreement; (ii) the recitals first set forth above; and (iii) any other document, memorandum and/or letter signed by the Parties or their legal counsel with instructions to incorporate such document, memorandum and/or letter into to this Section.

12.14 Submission to Jurisdiction. With respect to any legal proceeding brought by PainCare which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Denver County, CO. With respect to any legal proceeding brought by the Shareholder or the Company which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Orange County, FL. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

13. RESCISSION

13.1 The Rescission. If at any time subsequent to the Closing and up to and until December 1, 2004, PainCare determines that (i) there has been “Inadequate Financial Performance” (as defined below) by the PC, or (ii) the PC, the Company, the Subsidiary and/or any Shareholder has breached any material representation, warranty and/or covenant of this Agreement or any other agreement executed in connection herewith then, in such event, PainCare shall have the right by providing written notice to the Shareholder and Mr. Graves to rescind this Merger transaction and all related transactions and related agreements with respect thereto (the “Rescission”).

For purposes of this Agreement the term “Inadequate Financial Performance” shall mean any one or more of the following:

(a) The failure of the PC to pay its bills and obligations including, without limitation, the Management Fee as they become due and owing; or

(b) The failure of the PC to realize as calculated by PainCare’s accountants utilizing GAAP the following minimum amounts of net operating income (excluding the Operations Fee and the Base Management Fee as set forth in the Management Agreement):

(i)	for the calendar month of May 2004, $25,000;

(ii)	for the calendar month of June 2004, $50,000;

(iii)	for the calendar month of July 2004, $75,000;

(iv)	for the calendar month of August 2004, $100,000;

(v)	for the calendar month of September 2004, $125,000;

(vi)	for the calendar month of October 2004, $150,000; or

(vii)	for the calendar month of November 2004, $175,000;

or,

(c). The failure of the PC to collect at least 40% of its gross billings for each of the foregoing described periods within at least 90 days of the date of such billing.

13.2 Return to Status Quo. In the event of a Rescission of this transaction by PainCare the parties shall immediately undertake the following:

(a) The Shareholder, the PC, and Mr. Graves, as Trustee of the Closing PainCare Shares, shall return to PainCare all Merger Consideration paid or delivered by PainCare to same and PainCare shall keep the Closing Cash and all other the Merger Consideration. Such Merger Consideration shall be delivered to PainCare free of any and all Security Interests.

(b) The Shareholder will immediately reimburse PainCare for all out of pocket costs, expenses, compensation and or debts or claims incurred or paid by PainCare or its Affiliates in connection with this transaction, this Agreement and any other agreement or undertaking in connection herewith.

(c) The Shareholder and the PC will execute any and all documents reasonably requested by PainCare to effectuate the foregoing including, without limitation, stock powers with medallion guarantees with respect to the PainCare Share certificates.

(d) Subject to the complete and full performance of the Shareholder, the PC and Mr. Graves with respect to Sections 13.2(a)(b) and (c) above, PainCare will deliver to the Shareholder certificates free of any and all Security Interests together with appropriate stock powers evidencing the ownership of all capital stock of the Subsidiary issued and outstanding.

(e) Subject to the complete and full performance of the Shareholder, the PC and Mr. Graves with respect to Sections 13.2(a)(b) and (c) above, PainCare will return to Dr. Wright the Wright Pledged Interests free of any and all Security Interests caused or imposed by PainCare.

13.3 Addition Covenants

(a) Claims Against Merger Consideration.

1. Claims. PainCare may at any time and from time to time, until all of the Merger Consideration shall have been released hereunder as provided in this Agreement, assert one or more claims (the “Claim(s)”) against the Merger Consideration with respect to the following:

(i) PainCare may assert Claim(s) against all or any portion of the Merger Consideration with respect to any matter giving rise to a claim for indemnification against the Company or Shareholder pursuant to Section 10 of this Agreement; and/or any other obligation of Company or Shareholder arising from this Agreement, or any other agreement delivered in connection with this Agreement;

(ii) PainCare may assert Claim(s) up to Three Hundred Sixty Thousand and no/100 Dollars ($360,000) against the Merger Consideration with respect to any inappropriate, improper and/or illegal medical coding and/or billing undertaken by or on behalf of the Company or PC (whether same occurred prior or subsequent to the Merger Closing) including, without limitation, improper coding patterns, up-coding, over-coding, lack of medical necessity, incident to coding, evaluation and management coding, or any other inappropriate, improper and/or illegal coding or billing (collectively hereinafter called “Improper Billing”) if such Improper Billing results in (or could result in) the Acquiring Companies, the Company or PC incurring any costs, expenses, penalties, payments and/or refunds with respect thereto;

(iii) PainCare may assert Claim(s) up to One Million Three Hundred Thousand and no/100 Dollars ($1,300,000) against the Merger Consideration with respect to any “Cash Deficit” (as defined hereafter) of the PC. For purposes of this Agreement, if at any time prior to the termination of this Agreement, the PC is unable for whatever reason to pay its expenses, bills, debts and/or claims including, without limitation, the Management Fee to the Subsidiary as and when same shall be due and payable then the PC shall be deemed to have experienced a Cash Deficit;

(iv) PainCare may assert a Claim against all of the Merger Consideration with respect to its right to rescind this Agreement pursuant to this Section 13.

2. Making a Claim. Such Claim(s) shall be made PainCare by giving written notice of the Claim(s) to Mr. Graves and Shareholder. Such notice shall (x) identify and describe the nature of the Claim(s) in reasonable detail; (y) identify generally the section(s) of this Agreement or the applicable agreement alleged to have been breached or the event which is alleged to have occurred giving PainCare a right to a Claim(s); and (z) state the amount of the Claim(s), to the extent known (the “Notice of Claim(s)”).

Unless, within ten (10) business days after Mr. Graves and Shareholder shall have received the Notice of Claim(s) from PainCare, the Shareholder shall have given written notice to PainCare, indicating that the Claim(s) described in the applicable Notice of Claim(s) is/are subject to continuing negotiations, or is/are otherwise being appropriately contested, PainCare may keep and Mr. Graves shall, and is hereby directed to, immediately upon the expiration of such ten (10) business day period, and without further act or consent of Shareholder, deliver to or as directed by PainCare the Merger Consideration in an amount equal to the full amount of the Claim(s) described in the Notice of Claim(s).

3. Objection. If PainCare shall have received written notice from the Shareholder within the above-referenced ten (10) business day period indicating that the Claim(s) described in the Notice of Claim(s) is/are subject to continuing negotiations, is/are otherwise being appropriately contested, or that payment of the Claim(s) has been satisfied in cash or otherwise, then PainCare may not keep and Mr. Graves shall not deliver any of the Merger Consideration to PainCare until PainCare shall be reasonably satisfied that the Claim(s) has/have been resolved such that all or a portion of the Merger Consideration should be released to PainCare. In making such determination, PainCare shall be entitled to rely upon: (1) a written notice executed by the Shareholder: (A) stating that all matters in dispute as to the Claim(s) have been settled, or have been resolved, and (B) setting forth the amount of such Claim(s) that PainCare shall be entitled to receive; (2) a copy of an order confirming any award issued by one or more arbitrators; or (3) a copy of a court decision and order or a judgment issued by a court of competent jurisdiction which shall not have been appealed as permitted by applicable laws, rules and regulations confirming the basis and amount of the Claim(s). After PainCare shall have determined that such pending dispute has been resolved, any distribution of Merger Consideration made in accordance with this Section shall be made by Mr. Graves as promptly as practicable. Any action taken by PainCare in reliance upon information obtained by it pursuant to this Section 6(c), or upon the failure of PainCare or Shareholder to deliver written notice pursuant to this Section, shall be binding and conclusive as to any claims against PainCare by the Acquiring Companies, Company or Shareholder.

4. Release and Use of Merger Consideration.

(i) Release Pursuant to Claim(s) Under Section 13.2(a). With respect to the release of the Merger Consideration to PainCare regarding Claim(s) made pursuant to Section 13.2(a), PainCare shall have the following rights and/or responsibilities:

(w) with respect to Claim(s) made pursuant to Section 13.2(a)(i) above, PainCare shall be entitled to use the Merger Consideration as it deems appropriate, in its sole and absolute discretion, with the understanding that the Merger Consideration (i.e., purchase price for the Company) shall be reduced by the amount of the returned Merger Consideration;

(x) with respect to Claim(s) made pursuant to Section 13.2(a)(ii) above, PainCare shall be entitled to use the Merger Consideration to (x) pay any and all costs, expenses, penalties, payments and/or refunds that it, the Company and/or PC incurs or could incur with regard to such Improper Billing with the understanding that the Shareholder will treat such returned Merger Consideration as if he received same and thereby not causing a reduction of the Merger Consideration (i.e., purchase price for the Company);

(y) with respect to Claim(s) made pursuant to Section 13.2(a)(iii) above, PainCare shall be entitled to use the Merger Consideration pay the PC’s expenses, bills, debts and/or claims including, without limitation, the Management Fee, with the understanding that the Shareholder will treat such returned Merger Consideration as if he received same and thereby not causing a reduction of the Merger Consideration (i.e., purchase price for the Company); and

(z) with respect to Claim(s) made pursuant to Section 13.2(a)(iv) above, PainCare shall be entitled to use the Merger Consideration as it deems appropriate, in its sole and absolute discretion, with the understanding that this Agreement has been rescinded and that the transaction is null and void with no further force or effect saving surviving rights as provided this Agreement.

(ii) If by December 15, 2004, Mr. Graves and PainCare shall not have disbursed all of the Merger Consideration as provided in this Agreement either to PainCare or the Shareholder or Claim(s) are not pending as of that date, then in such event all Merger Consideration then remaining in trust and held by PainCare in excess of the amount required to settle any outstanding and unresolved Claim(s), if any, that have been asserted by

Acquiring Companies prior to such date shall be distributed as promptly as possible thereafter to the Shareholder, as the case may be, in conformity with the provisions of this Agreement.

(b) The parties covenant and agree that, except as otherwise set forth in this Agreement, until all matters with respect to the rescission are completed, the business of the Subsidiary and PC shall be conducted in the ordinary course of business and in a manner consistent with past practice; and the parties will in good faith using their reasonable best efforts preserve intact such business organizations, to keep available the reasonable services of their present officers, employees and consultants and to preserve the existing relationships with patients, customers, suppliers and other persons with which they have significant business relations.

(c) Subject to compliance with applicable law, the parties will (a) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorization and (b) provide one another with copies of all filings made by such party with any governmental authority in connection with this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PAINCARE:

PAINCARE HOLDINGS, INC., a Florida corporation

By:	/s/ Randy Lubinsky

Print:	Randy Lubinsky

Its:	CEO

ACQUISITION:

PAINCARE ACQUISITION COMPANY X, INC., a Florida corporation

By:	/s/ Randy Lubinsky

Print:	Randy Lubinsky

Its:	CEO

COMPANY:

REW MERGER CORP.

By:	/s/ Robert E. Wright, M.D.

Robert E. Wright, M.D. President and Secretary

SHAREHOLDERS:

/s/ Robert E. Wright, M.D.	/s/ Kenneth M. Alo, M.D.

Robert E. Wright, M.D.	Kenneth M. Alo, M.D.

R. E. WRIGHT, FLP a Nevada Limited Partnership		DELTA KMA TWO, FLP, a Nevada Limited Partnership

By:	/s/ Robert W. Wright	By:	/s/ Kenneth Mark Alo

	Robert W. Wright, Manager Of R.E. WRIGHT GROUP, LLC, as General Partner		Kenneth Mark Alo, Manager Of ALPHA TWO, LLC, as General Partner

WRIGHT NONGRANTOR TRUST (U/D/T 2004)		ALO NONGRANTOR TRUST a Non-Grantor’s Trust

By:	/s/ Arthur A. Graves, III	By:	/s/ Robert C. San Luis

	Arthur A. Graves, III, President First Trustee Fiduciary Services, Inc., As Trustee		Robert C. San Luis, as Trustee

With respect to Section 13, the undersigned agrees to be bond by the provisions set forth therein.

/s/ Arthur Graves

Arthur Graves

EXHIBITS

Exhibit 1	Definitions
Exhibit 2.3	Articles of Merger
DISCLOSURE SCHEDULES
2.11(a)	Medical Assets
2.11(b)	Non-Medical Assets
2.13	Shareholder Consent and Release
3.2(c)	Shareholder Allocations
3.3(b)	Financial Statements
4.1	Officers and Directors
4.4(a)	Consents to be Obtained Prior to Closing
4.4(b)	Consents to be Obtained After Closing
4.5	Broker’s Fees
4.6	Assets
4.8	Liabilities Not Shown on Financial Statements
4.9	Subsequent Events
4.10	Liabilities
4.11	Tax Returns
4.12	Real Property
4.15	Material Contracts
4.16	Powers of Attorney
4.17	Insurance
4.18	Litigation
4.19	Third Party Payor Agreements
4.23	Medical Staff
4.24	Employment Matters
4.25	Employment Benefits
4.26	Physician Matters
4.27	Guaranties
4.28	Environmental Permits, Licenses and Approvals
4.30	Third Party Payors
4.31	Bank Accounts
4.37	HIPAA
4.39	Accounts Receivable
5.4	Consents and Approvals
5.6(a)	Capitalization
5.6(b)	Financing proposed to be raised by PainCare in connection with the transactions contemplated by this Agreement
5.7	Litigation
5.8	Undisclosed Liabilities of PainCare
7.1(f)	Permitted Indebtedness
10.2	Indemnification
11.6	Conduct of Business

EXHIBIT 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1. “Accounts Receivable” means the accounts receivable of the Company and the PC determined in accordance with GAAP with respect to the operations of the Company prior to the Closing Date arising from the rendering of services to patients through the Closing Date, including, without limitation, those from private pay patients, private insurance payors, third party payors and governmental programs.

1.1 “Adjustment Payment Date” has the meaning set forth in Section 3.3(c).

1.2 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

1.3 “Affiliate” shall mean, with respect to any Person: (a) any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; and (b) if the Person is an individual, any other individual who is related to such Person. For the purposes of this definition, the terms “controls,” “is controlled by” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither PainCare nor Subsidiary is an Affiliate of the Company or the Shareholder for purposes of this Agreement and neither the Shareholder nor the Company is an Affiliate of PainCare or Subsidiary for purposes of this Agreement.

1.4 Intentionally Omitted.

1.5 “Agreement” has the meaning set forth in the Preamble.

1.6 “Articles of Merger” has the meaning set forth in Section 2.3.

1.7 “Closing Cash” has the meaning set forth in Section 3.1.

1.8 “Certificate(s)” has the meaning set forth in Section 2.10.

1.9 “Closing” has the meaning set forth in Section 6.

1.10 “Closing Date” has the meaning set forth in Section 6.

2

1.11 “Closing Date Balance Sheet” has the meaning set forth in Section 3.3.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Commission” means the U.S. Securities and Exchange Commission.

1.14 “Company” has the meaning set forth in the Preamble.

1.15 “Company Shares” means any share of common stock of the Company.

1.16 “Disclosure Schedule” has the meaning set forth in Section 4.

1.17 “ Earnings Threshold” has the meaning set forth in Section 3.4.

1.18 “EBITDA” has the meaning set forth in Section 3.4.

1.19 Intentionally Omitted.

1.20 “Employee Benefit Plan” means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

1.21 “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

1.22 “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

1.23 “Environmental, Health, and Safety Requirements” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or

3

handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.25 “Fair Market Value” has the meaning set forth in Section 3.4.

1.26 “Fiduciary” has the meaning set forth in ERISA Section 3(21).

1.27 “Financial Statements” has the meaning set forth in Section 4.8.

1.28 “Florida Act” and “Colorado Act” have the meanings set forth in Section 2.1.

1.29 “Formula Period” has the meaning set forth in Section 3.4.

1.30 “Formula Period Profits Statement” has the meaning set forth in Section 3.4.

1.31 “GAAP” means the United States generally accepted accounting principles in effect from time to time.

1.32 “HIPAA” has the meaning set forth in Section 4.37.

1.33 “Indemnified Party” has the meaning set forth in Section 10.4.

1.34 “Indemnifying Party” has the meaning set forth in Section 10.4.

1.35 “Intended Installment Payment” has the meaning set forth in Section 3.4.

1.36 “Installment Payment” has the meaning set forth in Section 3.4.

1.37 “Installment Payment Discount” has the meaning set forth in Section 3.4.

1.38 “Installment Payment Premium” has the meaning set forth in Section 3.4.

1.39 “Intellectual Property” means: (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all computer software (including data and related documentation); (f) all other proprietary

4

rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

1.40 “IRS” means the U.S. Internal Revenue Service.

1.41 “Knowledge” An individual will be deemed to have “Knowledge of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Shareholder or any individual who is a serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.42 “Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not in any way limited to, any liability for Taxes.

1.43 “Management Agreement” means that certain Management Services Agreement by and among PainCare Acquisition Company X, Inc., the PC and Drs. Wright and Alo, dated as of the Statutory Merger Time.

1.44 “Medical and Non-Medical Assets” have the meanings set forth in Section 2.11.

1.45 “Medical Waste” has the meaning set forth in Section 4.40

1.46 “Merger” has the meaning set forth in Section 2.1.

1.47 “Most Recent Year End” has the meaning set forth in Section 4.9.

1.48 “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

1.49 “NASDAQ” has the meaning set forth in Section 3.4.

1.50 “PC” has the meaning set forth in Paragraph D of the Recitals.

1.51 “Other Net Equity Adjustment” has the meaning set forth in Section 3.3.

1.52 “PainCare” has the meaning set forth in the Preamble.

5

1.53 “PainCare Shares” means any share of common stock, $.0001 par value per share, of PainCare.

1.54 “Party(ies)” has the meaning set forth in the Preamble.

1.55 “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.56 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, any other form of entity whatsoever, or a governmental entity (or any department, agency, or political subdivision thereof).

1.57 “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

1.58 “Reportable Event” has the meaning set forth in ERISA Section 4043.

1.59 “Securities Act” means the Securities Act of 1933, as amended.

1.60 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.61 “Security Interest” means any lien, claim, encumbrance, mortgage, hypothecation, pledge, or other security interest, excluding purchase money security interests arising in the ordinary course of business and liens arising by operation of law for Taxes not yet due and payable.

1.62 “Shareholder” has the meaning set forth in the recitals, and shall further include any individual who acquires shares of the Company stock, PC stock, or the PainCare Shares, pursuant to the terms of this Agreement.

1.63 “Subsidiary” has the meaning set forth in the Preamble.

1.64 “Surviving Corporation” has the meaning set forth in Section 2.1.

1.65 “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

1.66 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

6

1.67 “Third Party Claim” has the meaning set forth in Section 10.4.

1.68 “Trade Secrets” has the meaning set forth in Section 11.5.

1.69 “Transaction” has the meaning set forth in Section 2.1.

1.70 “Transaction Consideration” has the meaning set forth in Section 3.1.

7